Exhibit 99.2
Qumu Corporation
Q2 2016
Conference Call
August 3, 2016

Operator

[Introduction]

Vern Hanzlik

Thank you. Good morning everyone and thank you for joining us for our second-quarter 2016 earnings conference call.

Some of our comments today may contain forward-looking statements which are subject to risks, uncertainties and assumptions. Should any of these materialize or should our assumptions prove to be incorrect, actual Company results could differ materially from these forward-looking statements. A description of our risks, uncertainties and assumptions and other factors that could affect our financial results are included in our SEC filings, including our most recent reports on Form 10-K and Form 10-Q.

During our call, we may offer additional metrics to provide further insight into our business or results. This detail may or may not be provided in the future. We may also reference certain unreleased services or features not yet available, and we cannot guarantee the timing or availability of these services or features. So we recommend customers listening today make purchase decisions based on services or features currently available.

With me today is Peter Goepfrich, our CFO. I will begin the call touching on a few second quarter financial highlights. Peter will then provide some additional financial commentary. From there I will provide other operational highlights and comments on our market. After that we will open the call to questions.

Second Quarter Financial Highlights

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We generated quarterly revenue of $6.5 million, compared to $8.8 million in the second quarter of 2015, but in the first 6 months revenue was $15.3 million, compared to $14.7 million last year. Additionally, in the first half of 2016 we continued to see perpetual license transactions move into the second half of the year and those transactions are mostly larger deals.

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Software license and appliances revenue for the quarter was $836,000. The $1.9 million decrease from the second quarter 2015 and the $905,000 decrease year to date was primarily due to the delay in several larger perpetual license opportunities in second quarter 2016.

•	Subscription, maintenance and support revenue for the quarter was $4.7 million:

◦	The $120,000 increase from the second quarter 2015 was primarily due to the runoff of the deferred revenue write-down during 2015 relating to the Kulu Valley acquisition.

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The $1.5 million increase year to date was primary due to the inclusion of approximately $700,000 of revenue in the first quarter 2016 relating to customer acceptance and contract buyouts, the runoff of approximately $375,000 of the deferred revenue write-down during 2015 relating to the Kulu Valley acquisition, and the balance of the increase was a result of the net impact of customer activity.

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Professional services and other revenue for the quarter was $967,000. The $486,000 increase from the second quarter 2015 and the $110,000 decrease year to date was primarily due to lower software license and appliances sales in the first half of 2016 compared to the first half of 2015.

•
We continue to focus on strengthening our financial performance and growing the business with new and existing customers. Ten existing customers accounted for 46% of revenue for the second quarter. These enterprise customers represent some of our largest vertical markets - financial, technology, manufacturing and pharmaceuticals. All new customers for the quarter were cloud with the potential to grow into hybrid enterprise customers.

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Geographically, the Americas and EMEA markets continued to show adoption of enterprise video and our enterprise customers continue to expand. The Americas market represented 75% of our revenue and the EMEA market was 22% of our revenue for the quarter.

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In APAC we continued to make progress developing a pipeline through our partnership with V-Cube, Fujitsu, CTC and other Unified Communications partners. APAC represented 2% of our revenue for the quarter.

•	Additionally, in the first half of 2016 our global renewal rates for maintenance and support, term contracts and SaaS contracts was greater than 88%.

As I commented in our press release, we saw the timing of several deals with both new and existing customers pushed into the second half of the year and we continue to feel confident about those transactions but are more cautious about their timing.

For additional financial commentary, I will now turn the call over to Peter.

Peter Goepfrich

Thank you, Vern.

I will expand on a few items not already addressed by Vern or included in our earnings release yesterday. I will begin with gross margin.

•	Total gross margin improved 6 percentage points to 54.7% and 11.7 percentage points to 55.6% for the three and six months ended June 30, 2016 compared to the corresponding periods last year.

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The improvement was driven by increased service gross margin related to cost savings initiatives implemented in the second half of 2015 and improved economies of scale on increased subscription, maintenance and support revenues.

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Partially offsetting the improvement in service gross margin was a decrease in software license and appliances gross margin in the three and six months ended June 30, 2016 compared to the corresponding periods last year. The decrease was due to the product mix for the 2016 periods which included a higher percentage of appliance revenue, which generally have lower margins than software license revenue.

•	Total gross margin is expected to improve from the mid-50s through the first half of the year to the mid to high 60s late in the year.

Moving on to operating expenses and adjusted EBITDA, a non-GAAP measure.

•
We have right-sized our expense structure over the past twelve months on a similar revenue base significantly improving operating results and adjusted EBITDA. Compared to the corresponding periods last year:

◦	Total operating expenses decreased 31% and 28% for the three and six months ended June 30, 2016.

◦	Total operating loss improved 39% and 50% for the three and six months ended June 30, 2016.

◦	Adjusted EBITDA improved 47% to a loss of $3.1 million, and 58% to a loss of $6 million for the three and six months ended June 30, 2016.

Now for the balance sheet.

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Cash and investments were $8.3 million as of June 30, 2016 compared to $11.3 million as of March 31, 2016. We continue to manage cash closely and we expect that we will be cash flow breakeven the fourth quarter of 2016.

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Whether or not we are able to become cash flow breakeven the fourth quarter of 2016, we believe that we will need to raise capital to execute our business plan and to pursue our growth objectives which include the transition to more recurring revenue and a lower reliance on perpetual license sales over time. There can be no assurance that we will raise capital at any particular time or on acceptable terms, if at all. Potential strategies for raising capital could include, but are not be limited to, the sale of all or a portion of our BriefCam investment, and/or the issuance of equity securities.

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During this transition in our business model, we are continuing to focus on providing the best enterprise video content management solutions and services, as rated by industry analysts, to our customers and to the Global 5000 market.

Now back to Vern.

Vern Hanzlik

Thanks, Peter.

Let me review some of our key operational highlights and market comments. Then we will open the call up for questions.

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The business video market continues to evolve and grow, but Qumu's core opportunity hasn’t changed: deliver the leading enterprise-class, end-to-end video platform, built with a cloud-first architecture but deployable on-premise, as a hybrid or in the cloud.

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Our investment in Kulu Valley less than two years ago has positioned us well to do this. We have been delivering on that strategy for the last year with early adopters and now we are ready to put a next-generation architecture in play for our defined markets.

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Our software platform is unique in its ability to address the needs of enterprise video with a single platform: departmental and enterprise-wide at scale, internal and external use cases, and with our new architecture, a service layer for our partners to integrate with the platform. This flexibility opens up multiple avenues for us and our customers as business video use cases evolve over the next 12 to 24 months.

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We have defined our target market as the Forbes Global 2000, which represents a huge market size with 8.7 million employees and 51% of the world’s GDP. The opportunity for us is clear to see in the number of Qumu customers already on the Forbes Global 2000 list: Qumu customers represent approximately 4% of the top 2000 companies, 10% of the top 500 companies, and 19% of the top 100 companies on the Forbes list.

•	We will continue to focus new customer acquisition on Forbes Global 2000 companies and similarly sized privately held firms, in three distinct areas:

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At the enterprise-wide level we continue to have success with new and existing customers. These deals tend to be on-premise installations and have ASPs of several hundred thousand dollars and higher. We continue to win business because customers demand the choice, control and completeness of solutions that we can offer. We continue to see use cases for video in the enterprises multiplying and hence our ability to expand horizontally in our base of customers. We are best in class at scale with this segment.

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The second area of opportunity is for hybrid enterprise solutions, which we can now fulfill with our Qumu Cloud solution and Pathfinder delivery services. This is a large and growing segment of the market, usually starting smaller than enterprise-wide on-premise deals, but greater in number. The Qumu Cloud solution, coupled with our highly differentiated Pathfinder delivery technology, will give our customers the benefits of cloud with the ability to scale into an enterprise-wide solution.

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The third area of opportunity is for entry-level cloud video. These deals are smaller in size but have the potential to expand into hybrid or enterprise-wide deployments. This space is competitive, but our integrations with Unified Communications solutions like Pexip or Skype for Business and our ability to offer a seamless path to scale are creating wins for us. In Q2 we won more new cloud deals than in any previous quarter.

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In Q2 we began to implement an account-based marketing strategy that we expect will have a positive impact on our account acquisition rate in our defined market and maximize our horizontal expansion of existing enterprise accounts in the future. We are making significant progress with account-based marketing on several fronts:

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We are building a targeted contact database through internal data mining and external acquisition, focused on identifying five key titles in IT and communications at each of our two thousand defined target accounts. This list is powering our outbound marketing campaigns that are engaging our target accounts at higher than typical rates. For example, one of our very targeted email campaigns achieved a 40% open rate and a 50% click-to-open rate - 3X to 4X higher than our typical engagement rates.

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Account-based marketing is also driving increased engagement with our existing customer accounts, including roadmap meetings with over 20 accounts in the last five months that we expect to drive significant upgrades in 2016 or 2017. Another example of targeted outreach to our customer base: an outbound email campaign to our existing accounts on our Unified Communications solution - a key cross-sell opportunity for existing Qumu accounts.

Partners

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On the business development front, integrations with partners with adjacent technologies and applications are now in place that open opportunities for us.  We have integrations with Pexip and Skype for Business in Unified Communications; Citrix for video for VDI desktops; and Jive for video in social business collaboration platforms.  We are seeing a strong pipeline of new opportunities collectively from these integrations.

Enterprise Customers

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As I mentioned earlier, we had continued growth in some of our largest existing enterprise customers for the second quarter - as stated earlier, 46% of the revenue for second quarter came from multiple existing customers, of which 50% were in financial services and 15% came from technology companies and the balance from pharmaceutical, manufacturing and professional services industries. The deployment footprint for business video creation, management and delivery for everyone in these organizations will continure to increase as we reach all employees, partners and customers with secure video. Organizations will continue to invest in video applications for the future for more live and on-demand applications as well as other video use cases.

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In summary, while we are disappointed with our second quarter revenue, we have appropriately adjusted our expense structure over the past twelve months. We remain confident in our ability to transition to more recurring revenue and a lower reliance on perpetual license sales over time.

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In the near term, due to the uncertainty related to the timing of larger perpetual license opportunities, we have revised our annual guidance. During this transition, we will continue to focus on providing the best video solutions to the enterprise video content management market for our customers and our defined market.

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We continue to invest for the future with a mindful discipline for our product direction, a clear vision for our team and operational momentum to carry us into the second half of the year well-positioned to reach our corporate milestones and revenue growth objectives in the future.

•	Now, we would like to open the call to questions.

Q&A

Vern Hanzlik

Thank you again for joining us today. If you have any follow-up questions, please contact us directly.